Exhibit 3.16

STATE of DELAWARE

CERTIFICATE of INCORPORATION

of

INFOPRO SOLUTIONS, INC.

a STOCK CORPORATION

First: The name of the corporation is INFOPRO SOLUTIONS, INC.

Second: The initial registered office of the corporation in the State of Delaware is 615 South DuPont Highway, in the City of Dover, County of Kent, Zip Code 19901. The registered agent of the corporation at that address is National Corporate Research, Ltd.

Third: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The Corporation is authorized to issue two classes of stock, designated, respectively, as “Common Stock” and “Preferred Stock.” The Corporation is authorized to issue a total of 25,000,000 shares of stock, each with a par value of $0,0001 per share. 20,000,000 shares shall be designated as Common Stock and 5,000,000 shares shall be designated as Preferred Stock.

The stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series as may be determined from time to time by the Board of Directors of the Corporation (the “Board”), The stock of each such series shall have such rights, including no rights, as to voting powers, dividends, liquidation, conversion, or redemption, and such designations, preferences and relative, participating, optional or other special or unique rights, and such qualifications, limitations or restrictions thereof as shall be stated and expressed by the Board in the resolution or resolutions providing for the issue of such series of stock pursuant to the authority to do so which is hereby expressly vested in the Board.

Except as otherwise provided in any resolution or resolutions of the Board providing for the issue of any particular series of stock, the number of shares of stock of any such series so set forth in such resolution or resolutions may be increased or decreased (but not below the number of shares of such series then outstanding) by a resolution or resolutions likewise adopted by the Board. No approval by series vote or otherwise, of the holders of the stock or any series thereof will be required for the issue by the Board of any other series of stock, whether or not in any respect senior to or on a parity with any such outstanding class or series, provided, however, that the Board may condition the issue of such additional series of stock on the approval, by such proportion as the Board may specify, of any such outstanding series.

Except as otherwise provided in any resolution or resolutions of the Board providing for the issue of any particular series of stock, stock redeemed or otherwise acquired by the Corporation shall assume the status of authorized but unissued stock and shall remain as originally classified as to class but become unclassified as to series and may thereafter, subject to the provisions of this Article Fourth and to any restrictions contained in any resolution or resolutions of the Board providing for the issue of any such series of stock, be reissued in the same manner as other authorized but unissued stock.

Subject to the provisions of this Article Fourth, shares of any series of stock may be issued for such consideration as may be fixed by the Board from time to time.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Fifth: The name and address of the incorporator are as follows:

Name:	Steven A. O’Rourke
Mailing Address:	Loeb, Kosacz & Sundberg, LLP 2801 Townsgate Road, Suite 210 Westlake Village, CA 91361

Sixth: The business and affairs of the Corporation shall be managed by or under the direction of the Board and the directors need not be elected by ballot unless required by the Bylaws.

Seventh: The number of directors that will constitute the whole Board shall be as fixed in the Bylaws from time to time. The Corporation shall reimburse the fees and expenses of each of the directors and each such director’s advisors that are incurred in attending any meeting of the Board (or any duly authorized committee thereof) and any other meeting or event attended on behalf of the Corporation.

Eighth: In furtherance of and not in limitation of the powers conferred by the laws of the State of Delaware, as now in effect or as it may hereafter be amended, the Board is expressly authorized to make, amend and repeal the Bylaws.

Ninth: Meetings of stockholders and meetings of the Board may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

Tenth: To the fullest extent permitted by the laws of the State of Delaware or any other applicable law, as now in effect or as it may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any action taken, or any failure to take any action, as a director of the Corporation, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporations Law of the State of Delaware; or (Iv) for any transaction from which the director derived an improper personal benefit, it being the intention of this Article that a director of the Corporation shall, to the fullest extent of permitted by the General Corporations Law of the State of Delaware as the same exists or hereafter may be amended, not be liable the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Eleventh: Every person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, whether the basis for such action, suit or proceeding is any alleged action in an official capacity as director, officer or representative, or in any other capacity while serving as a director, officer or representative, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the laws of the State of Delaware, as now in effect or as it may hereafter be amended, and subject to any determination required to be made by such laws, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith; provided that such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was illegal, and further provided that, the Corporation shall indemnify any such person in connection with any action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Board. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any action, suit or proceeding in advance of its final disposition upon delivery to the Corporation of an undertaking by or on behalf of such person, to repay all amounts so advanced unless it should be determined ultimately that such person is entitled to be indemnified under this Article or otherwise.

The rights conferred by this Article shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the certificate of incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The indemnification provided herein shall inure to the benefit of the heirs, executors and administrators of each person expressly indemnified hereby. Neither any amendment nor repeal of this Article nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

I, the undersigned, being the sole incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true and that my signature below is my own act and deed, in witness whereof I have accordingly hereunto set my hand this 24th day of March, A.D. 2004.

By:	/s/ STEVEN A. O’ROURKE
NAME:	STEVEN A. O’ROURKE